THE EQUITABLE COMPANIES INCORPORATED        EXHIBIT 12.1
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                       AND
    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                                                                       NINE MONTHS
                                                              1992         1993         1994         1995         1996         1997
                                                        ----------------------------------------------------------------------------
EARNINGS FROM CONTINUING OPERATIONS BEFORE FEDERAL
 INCOME TAXES, MINORITY INTEREST AND CUMULATIVE
 EFFECT OF ACCOUNTING CHANGE                                   9.2        376.3        546.6        645.2        515.8      1,066.8

EXCESS OF EQUITY IN INCOME OF UNCONSOLIDATED
 INVESTEES OVER DISTRIBUTED INCOME                            (0.2)        57.4         92.4         44.4         15.7        (18.4)

EQUITY IN LOSSES OF UNCONSOLIDATED INVESTEES                  52.8         29.8         45.7         16.7         16.6         25.0
                                                        ----------------------------------------------------------------------------

       EARNINGS BEFORE FIXED CHARGES                          61.8        463.5        684.7        706.3        548.1      1,073.4
                                                        ----------------------------------------------------------------------------

FIXED CHARGES:

INTEREST EXPENSE ON LONG AND SHORT-TERM DEBT               1,273.2      1,558.4      2,275.9      2,905.7      3,092.0      2,911.0

INTEREST FACTOR IN RENTAL EXPENSE                             71.2         54.9         52.8         55.7         61.8         46.4
                                                        ----------------------------------------------------------------------------

TOTAL FIXED CHARGES                                        1,344.4      1,613.3      2,328.7      2,961.4      3,153.8      2,957.4
                                                        ----------------------------------------------------------------------------

TOTAL EARNINGS AND FIXED CHARGES                           1,406.2      2,076.8      3,013.4      3,667.7      3,701.9      4,030.8
                                                        ============================================================================

RATIO OF EARNINGS TO FIXED CHARGES                           1.046        1.287        1.294        1.239        1.174        1.363
                                                        ============================================================================

TOTAL OF FIXED CHARGES                                     1,344.4      1,613.3      2,328.7      2,961.4      3,153.8      2,957.4

PREFERRED DIVIDEND REQUIREMENTS                               22.0        100.6        123.2         41.1         41.1         24.0
                                                        ----------------------------------------------------------------------------

TOTAL COMBINED FIXED CHARGES AND PREFERRED
 DIVIDENDS                                                 1,366.4      1,713.9      2,451.9      3,002.5      3,194.9      2,981.4
                                                        ----------------------------------------------------------------------------

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
 AND PREFERRED DIVIDENDS                                     1.029        1.212        1.229        1.222        1.159        1.352
                                                        ============================================================================